     As filed with the Securities and Exchange Commission on August 5, 1998
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ----------------------------

                            ALLIANT TECHSYSTEMS INC.
             (Exact name of registrant as specified in its charter)

                     DELAWARE                            41-1672694
         (State or other jurisdiction of              (I.R.S. Employer
          incorporation or organization)            Identification No.)

       600 Second Street N.E., Hopkins, MN               55343-8384
     (Address of Principal Executive Offices)            (Zip Code)

                              AMENDED AND RESTATED
                            ALLIANT TECHSYSTEMS INC.
                           1990 EQUITY INCENTIVE PLAN
                            (Full title of the plan)

                                 Daryl L. Zimmer
                       Vice President and General Counsel
                             600 Second Street N.E.
                             Hopkins, MN 55343-8384
                     (Name and address of agent for service)

                                 (612) 931-6140
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
                                                          Proposed         Proposed maximum
       Title of Securities           Amount to be     maximum offering    aggregate offering      Amount of
         to be registered             registered       price per unit           price         registration fee
---------------------------------------------------------------------------------------------------------------
Common Stock, par value, $.01 per
share, together with associated     700,000 shares*      $65.53125**        $45,871,875**        $13,532.20
Preferred Stock Purchase Rights
---------------------------------------------------------------------------------------------------------------

* Excludes shares previously registered for issuance under the plan as follows: 1,620,679 shares (Registration No. 33-36981) and 1,000,000 shares (Registration No. 33-91196).

** Estimated solely for the purpose of calculating the registration fee, based upon the average of the reported high and low prices of the registrant's Common Stock on the Consolidated Transaction Reporting System of the New York Stock Exchange on July 31, 1998.

================================================================================

                            ALLIANT TECHSYSTEMS INC.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                    Not applicable to registration statement

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents, previously filed (File No. 1-10582) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1934, as amended (the "Exchange Act"), are, as of their respective dates, incorporated in this registration statement by reference and made a part herof:

         (a) The Annual Report on Form 10-K of Alliant Techsystems Inc. (the "registrant") for the fiscal year ended March 31, 1998, filed pursuant to
Section 13(a) or 15(d) of the Exchange Act.

         (b) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

         (c) The description of the registrant's Common Stock, $.01 par value, together with Preferred Stock Purchase Rights contained in the Registration Statement on Form 10 (the "Form 10") filed by the registrant with the Commission under the Exchange Act on July 20, 1990, including the Amendment on Form 8 to the Form 10, filed by the registrant with the Commission on September 17, 1990, and any other amendments or reports filed by the registrant for the purpose of updating such description, is hereby incorporated herein by reference.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference, and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Daryl L. Zimmer, who will issue an opinion of counsel with respect to the securities to which this registration statement relates, is an employee and officer (Vice President and General Counsel) of the registrant. As of June 30, 1998, Mr. Zimmer owned, directly or indirectly, 10,009 shares of the registrant's Common Stock.

Item 6. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law grants to the registrant the power to indemnify the officers and directors of the registrant, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

         Article IX of the registrant's By-Laws provides, among other things, that the registrant shall, under certain circumstances and subject to certain conditions and limitations as stated therein, indemnify any current or former director, officer, employee or agent thereof for expenses (including attorney's fees), judgments, fines and settlements actually and reasonably incurred by such person for any action, suit or proceeding to which such person is made a party by reason of such person's position with the registrant or while acting as an agent on behalf of the registrant if, in connection with such action, suit or proceeding, such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful. Such rights of indemnification are not deemed exclusive of any other right available to the individual under any policy of insurance, agreement, statute or otherwise.

         The registrant also purchases and maintains directors' and officers' liability insurance and corporate reimbursement policies insuring directors and officers against loss arising from claims made arising out of the performance of their duties. In addition, the registrant has indemnification agreements with each of its directors and officers that, among other things, require the registrant to indemnify such individuals to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

         The Exhibit Index included in this registration statement indicates whether the method of filing of the exhibits listed below is incorporation by reference (File No. 1-10582) or electronic filing herewith.

       Exhibit
        Number                          Description
        ------                          -----------

         4 Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan

         5 Opinion of Daryl L. Zimmer as to the legality of the shares being registered

         23.1 Consent of Daryl L. Zimmer is contained in the opinion filed as Exhibit 5

         23.2     Consent of Deloitte & Touche LLP

         24       Powers of Attorney

Item 9. Undertakings.

         (a) Rule 415 Offering. The registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Filings incorporating subsequent Exchange Act documents by reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Filing of registration statement on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 5, 1998.

                                               ALLIANT TECHSYSTEMS INC.



                                               By: /s/ Charles H. Gauck
                                                  -------------------------
                                                        Charles H. Gauck
                                                        Secretary

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 5, 1998.

     Signature                               Title
     ---------                               -----

  Richard Schwartz*       Director, Chairman of the Board and Chief Executive
  ------------------      Officer (Principal Executive Officer)
  Richard Schwartz

  Peter A. Bukowick*      Director, President and Chief Operating Officer
  ------------------
  Peter A. Bukowick

  Scott S. Meyers*        Vice President and Chief Financial Officer (Principal
  ------------------      Financial Officer)
  Scott S. Meyers

  Paula J. Patineau*      Vice President and Controller (Principal Accounting
  ------------------      Officer)
  Paula J. Patineau

  Gilbert F. Decker*      Director
  ------------------
  Gilbert F. Decker

  Thomas L. Gossage*      Director
  ------------------
  Thomas L. Gossage

  Joel M. Greenblatt*     Director
  ------------------
  Joel M. Greenblatt

  Jonathan G. Guss*       Director
  ------------------
  Jonathan G. Guss

  David E. Jeremiah*      Director
  ------------------
  David E. Jeremiah

  Gaynor N. Kelley*       Director
  ------------------
  Gaynor N. Kelley

  Joseph F. Mazzella*     Director
  ------------------
  Joseph F. Mazzella

  Daniel L. Nir*          Director
  ------------------
  Daniel L. Nir

  Michael T. Smith*       Director
  ------------------
  Michael T. Smith

                          *By: /s/ Charles H. Gauck
                              ---------------------
                                   Charles H. Gauck
                                   Attorney-in-Fact

                                EXHIBIT INDEX


Exhibit
Number             Description                                         Method of Filing
------             -----------                                         ----------------

  4    Amended and Restated Alliant Techsystems Inc.     Incorporated by reference to Appendix B to the
       1990 Equity Incentive Plan                        registrant's proxy statement dated July 2, 1998

  5    Opinion of Daryl L. Zimmer as to the legality of  Filed herewith electronically the shares being registered

23.1   Consent of Daryl L. Zimmer                        Filed herewith electronically as part of Exhibit 5

23.2   Consent of Deloitte & Touche LLP                  Filed herewith electronically

24     Powers of Attorney                                Filed herewith electronically
